Walmart changes its legal name to reflect how customers want to shop

BENTONVILLE, Ark., Dec. 6, 2017 - Reflecting its growing status as an omni-channel retailer Walmart today announced plans to change the company’s legal name from Wal-Mart Stores, Inc. to Walmart Inc. effective Feb. 1, 2018. The name change chiefly demonstrates the company’s growing emphasis on serving customers seamlessly however they want to shop: in stores, online, on their mobile device, or through pickup and delivery.
“Our customers know us as Walmart and today they shop with us not only in our stores but online and with our app as well,” said Doug McMillon, Walmart president and CEO. “While our legal name is used in a limited number of places, we felt it was best to have a name that was consistent with the idea that you can shop us however you like as a customer. Looking ahead, we’ll continue to invest in and strengthen our stores around the world and expand our eCommerce capabilities as we help save customers’ time and money. As time goes on, customers will increasingly just think of and see one Walmart.”
Walmart operates under nearly 60 different banners around the world, including eCommerce sites, and has more than 11,600 stores and clubs in 28 countries. The company opened its first international location in Mexico City in 1991 and launched Walmart.com in 2000. Walmart will continue to trade on the NYSE as WMT and the company name should be referenced as Walmart.
Walmart’s formal legal name when it incorporated on Oct. 31, 1969, was Wal-Mart, Inc. It was changed to Wal-Mart Stores, Inc., on Jan. 9, 1970 and has remained in place the past 47 years since Walmart went public that same year. The company has been using the current Walmart logo in its operations since June 2008.
Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 260 million customers and members visit our more than 11,600 stores under nearly 60 banners in 28 countries and eCommerce websites. With fiscal year 2017 revenue of $485.9 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

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